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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Benton Oil and Gas Company on Form S-4 of our reports dated March 31, 1995 relating to the financial statements of Benton Oil and Gas Company, Benton Oil & Gas Combination Partnership 1989 - 1, L.P., Benton Oil & Gas Combination Partnership 1990 - 1, L.P. and Benton Oil & Gas Combination Partnership 1991 - 1, L.P., appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.




Deloitte & Touche LLP

Los Angeles, California
July  24, 1995